UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2009

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2009, Bioanalytical Systems, Inc. (the "Company") entered into an Amendment to Employment Agreement (the "Amendment"), by and among the Company and Richard M. Shepperd, the President and Chief Executive Officer and a Director of the Company.  Mr. Shepperd's Employment Agreement was previously disclosed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.  The Amendment is effective as of January 12, 2009.

The Amendment reduces Mr. Shepperd's base salary from $35,000 per month to $20,000 per month, which will constitute an aggregate reduction of $180,000 through December 31, 2009.  Partially offsetting this, the Amendment provides for a new housing allowance of $1,000 per month, for a total of $12,000 in calendar 2009.  The Amendment also contemplates that, if a "Change in Control" (as defined in the employment contract) occurs prior to the end of the term of the Agreement, Mr. Shepperd will receive a bonus payment of $201,600.

Mr. Shepperd’s reduction in base compensation was part of a general reduction in expenses, whereby the Company is reducing compensation expenses by an estimated 12-15% of total compensation expense.  Approximately one-third of this reduction has been accomplished through attrition, and the remainder has been accomplished through staff reductions.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

10.1	Amendment to Employment Agreement, dated January 12, 2009, by and among Bioanalytical Systems, Inc. and Richard M. Shepperd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: January 14, 2009	By:	/s/ Michael R. Cox
Michael R. Cox, Vice President, Finance and Administration and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated January 12, 2009, by and among Bioanalytical Systems, Inc. and Richard M. Shepperd.